Exhibit (a)(1)

                        AFL-CIO HOUSING INVESTMENT TRUST
                         Code of Ethics for Purposes of
                  Section 406 of the Sarbanes-Oxley Act of 2002
                          Dated as of November 18, 2003

I.    Covered Officers

This code of ethics (the "Code") has been adopted by the AFL-CIO HOUSING INVESTMENT TRUST (the "Trust") to comply with Section 406 of the Sarbanes-Oxley Act of 2002. This Code applies to the Trust's principal executive officer, principal financial officer, and principal accounting officer or persons performing similar functions (collectively, the "Covered Officers" and each, a "Covered Officer"), each of whom is set forth on Exhibit A.

II.   Purpose of This Code

A.    This Code has been adopted for the purpose of promoting:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (the "SEC"), and in other public communications made by the Trust;

      o     compliance  with  applicable   laws  and   governmental   rules  and
            regulations;

      o the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

      o     accountability for adherence to this Code.

B. Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

III.  Standards of Conduct Required

      The material failure of a Covered Officer to adhere to any of the standards of conduct set forth in subparts A, B and C of this Section III shall constitute a violation of this Code.

A. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

1.    Conflict of Interest Defined.

      a. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, were to receive improper personal benefits as a result of his or her position with the Trust.

      b. In addition to the foregoing, certain conflicts of interest may arise out of the relationships between Covered Officers and the Trust which are already subject to conflict of interest provisions in the Investment Company Act of 1940 (including the regulations thereunder, the "Investment Company Act").
For  example,   Covered  Officers  may  not

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individually  engage in certain  transactions  (such as the  purchase or sale of securities  or other  property)  with the  Trust  because  of  their  status  as
"affiliated   persons"  of  the  Trust.  The  Trust's  compliance  programs  and procedures are designed to prevent, identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code.

2.    Examples of Prohibited Conflicts of Interest

      a. Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust. Each Covered Officer must:

      o Not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby such Covered Officer would benefit personally to the detriment of the Trust.

      o Not cause the Trust to take action, or fail to take action, for the individual personal benefit of such Covered Officer rather than the benefit of the Trust.

      o Not use material non-public knowledge of portfolio transactions or proposed investments of the Trust made or contemplated by the Trust to trade personally or cause others to trade personally or act in respect of such investments in contemplation of the market effect of such transactions or in a manner contrary to the interests of the Trust.

      b. With respect to other potential conflict of interest situations, if a Covered Officer is in doubt as to whether such situations would constitute Prohibited Conduct under this Code, the Covered Officer should immediately describe the matter to the Chair of the Executive Committee of the Board of Trustees (the "Chair") for resolution. The Chair may refer the matter to appropriate counsel of the Trust for advice.

B.    Covered Officers Should Promote Full, Fair, Accurate and Timely Disclosure

      o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust.

      o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, material facts about the Trust to the Trust's Board of Trustees, its auditors, governmental regulators or others, whether within or outside the Trust.

      o Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and, if applicable, the Trust's other service providers, with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC, and in other public communications made by the Trust.

C.    Covered Officers Should Promote Compliance

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      o     It  is  the  responsibility  of  each  Covered  Officer  to  promote compliance with the standards and restrictions imposed by applicable laws, governmental rules, and regulations.

IV.   Accountability and Administration; Violations of Code

A.    Each Covered Officer must:

      o Upon becoming subject to this Code, and upon being provided a copy of this Code, affirm in writing that he or she has received, read, and understands and will adhere to this Code.

      o Annually thereafter affirm in writing that he or she has complied with the requirements of this Code.

      o Not retaliate against any other Covered Officer or any employee of the Trust for reports of potential violations that are made in good faith.

      o Notify the Chair promptly if he or she knows of any material violation of this Code, as defined in Section III above. Failure to do so is itself a violation of this Code.

B. The Chair is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

V.    Investigation and Enforcement of Code

The Trust will follow the following procedures in investigating and enforcing this Code:

      o The Chair will take all appropriate action to investigate any potential violations reported to him/her. The Chair is authorized to consult, as appropriate, in-house or outside counsel to the Trust or counsel, if any, to the independent Trustees, and all necessary resources shall be made available to him/her for this purpose.

      o If, after such investigation, the Chair concludes that no violation has occurred, the Chair may, as appropriate, so inform the Covered Officer or Officers concerned, and the Chair shall not be required to take any further action.

      o If, after such investigation, the Chair concludes a violation of the Code has occurred, the Chair shall consult with senior management (other than the Covered Officer or Officers concerned) and/or other appropriate persons and make a recommendation as to whether any sanction should be imposed or preventive action taken. Opportunity shall be given to the Covered Officer or Officers concerned to respond to the allegations prior to any conclusion that a violation of the Code has occurred.

      o The Chair shall promptly inform the entire Executive Committee of the Board of Trustees of any violations of this Code and of the recommendation for sanctions or preventive action.

      o If the Executive Committee concurs by majority vote that a violation has occurred, it will consider appropriate sanctions or preventive action and, by majority vote, take such action or impose such sanctions as it deems appropriate.

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      o     Appropriate  sanctions or preventive action may, without limitation,
            include  a  written  warning,  a  letter  of  censure,   suspension,
            dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities or the pursuit of any available legal remedies.

      o The Chair will be responsible for granting waivers, as he/she deems appropriate. Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.   Other Policies and Procedures

This Code is the sole  code of ethics  adopted  by the  Trust  for  purposes  of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The obligations imposed by this Code are separate from, and in addition to, the obligations imposed on such persons as Covered Persons under the Code of Ethics adopted by the Trust pursuant to Rule 17j-1 of the Investment Company Act of 1940, as amended. Other Trust policies and procedures that cover activities or behavior of Covered Officers (and/or other persons) are separate requirements applying to the Covered Officers and others, and are not part of this Code.

Except as expressly provided herein, no failure to follow a procedure under this Code shall be considered a violation under this Code.

VII.  Amendments

Any material amendments or changes to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Trustees who are not interested persons of the Trust.

VIII. Confidentiality

All reports and records prepared pursuant to this Code shall be maintained by the Chair and will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate members of the Board of Trustees, legal counsel and appropriate personnel at the Trust.

IX.   Internal Use/Limitations

This Code shall not in any way act as a limitation on the authority of the Trust, its Trustees or any of its officers, to discipline or discharge any employee of the Trust, and shall not be deemed to grant to any employee of the Trust any contract or other employment related rights, whether substantive or procedural. The policies and procedures described in this Code do not create any obligations to any person or entity other than the Trust. This Code is intended solely for the internal use by the Trust and does not constitute a promise or contract, by or on behalf of the Trust, nor any admission as to any fact, circumstance, or legal conclusion. The Trust and the Chair retain the sole discretion to decide whether the Code applies to a specific situation, and how it should be interpreted or enforced.

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                                    Exhibit A
                     Persons Covered by This Code of Ethics

Stephen Coyle - Chief Executive Officer
Helen Kanovsky - Chief Operating Officer
Erica Khatchadourian - Chief Financial Officer
Harpreet Peleg - Controller